Product supplement no. 57-I To prospectus dated December 1, 2005 and prospectus supplement dated October 12, 2006	Registration Statement No. 333-130051 Dated November 29, 2006 Rule 424(b)(2)

JPMorgan Chase & Co.
Auto Callable Knock-Out Notes Linked to the streetTRACKS® Gold Trust

General

•	JPMorgan Chase & Co. may offer and sell auto callable knock-out notes linked to the streetTRACKS® Gold Trust, which we refer to as the Commodity Trust, from time to time. This product supplement no. 57-I describes terms that will apply generally to the auto callable knock-out notes, and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the notes, including any changes to the terms specified below. We refer to such term sheets and pricing supplements generally as terms supplements. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus supplement or prospectus, the terms described in the relevant terms supplement shall control.
•	The notes are the senior unsecured obligations of JPMorgan Chase & Co.
•	Payment will be based on the performance of the Commodity Trust during the term of the notes as described below.
•	The notes may pay coupons prior to maturity or an automatic call, as specified in the relevant terms supplement.
•	For important information about tax consequences, see “Certain U.S. Federal Income Tax Consequences” beginning on page PS-26.
•	Minimum denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement.
•	Investing in the notes is not equivalent to investing in the Commodity Trust or in gold bullion, which we refer to as the Underlying Asset.
•	The notes will not be listed on any securities exchange unless otherwise specified in the relevant terms supplement.

Key Terms

Commodity Trust:	streetTRACKS® Gold Trust

Underlying Asset:	Gold bullion

Knock-Out Event/ Automatic Call:	For notes with continuous share monitoring, if at any time during the Monitoring Period the price of one share of the Commodity Trust quoted on the Relevant Exchange exceeds the Knock-Out Level, a Knock-Out Event will have occurred and the notes will be automatically called for a cash payment of principal plus the Additional Amount payable on the fifth business day after the trading day upon which the Knock-Out Event occurred.

For notes with daily share monitoring, if on any day during the Monitoring Period the closing price of one share of the Commodity Trust exceeds the Knock-Out Level, a Knock-Out Event will have occurred and the notes will be automatically called for a cash payment of principal plus the Additional Amount payable on the fifth business day after the trading day upon which the Knock-Out Event occurred.

The relevant terms supplement will specify whether continuous or daily share monitoring is applicable to the notes or, alternatively, may specify another method for share monitoring. For example, the relevant terms supplement may specify weekly share monitoring for purposes of determining whether a Knock-Out Event has occurred.

Knock-Out Level:	As specified in the relevant terms supplement.

Monitoring Period:	As specified in the relevant terms supplement. For example, the relevant terms supplement may specify that the Monitoring Period consists of each day from the pricing date to and including the Final Valuation Date or the final Averaging Date.

Payment at Maturity:	If the notes are not automatically called and unless otherwise specified in the relevant terms supplement,

(1)	if the Final Share Price is equal to, or greater than, the Initial Share Price, at maturity you will receive a cash payment for each $1,000 principal amount note of $1,000 plus the Additional Amount, which may equal the Minimum Return; or

(2)

if the Final Share Price declines from the Initial Share Price, you will lose 1% of the principal amount of your notes for every 1% that the price of the shares of the Commodity Trust declines from the Initial Share Price. Under these circumstances, your final payment per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x Share Return)

You will lose some or all of your investment at maturity if the Final Share Price declines from the Initial Share Price and a Knock-Out Event does not occur.

Additional Amount:	The Additional Amount per $1,000 principal amount note paid at maturity if the Final Share Price is equal to, or greater than, the Initial Share Price or upon an automatic call upon the occurrence of a Knock-Out Event, if applicable, will equal, unless otherwise specified in the relevant terms supplement:

(1)	at maturity if the notes are not automatically called, $1,000 x the Share Return x the applicable Participation Rate; provided that the Additional Amount will not be less than the Minimum Return, if applicable; or

(2)	upon an automatic call upon the occurrence of a Knock-Out Event, $1,000 x the Knock-Out Rate.

Share Return:	Unless otherwise specified in the relevant terms supplement: Final Share Price – Initial Share Price Initial Share Price

Initial Share Price:

The closing price of one share of the Commodity Trust on the pricing date, or such other date or dates as specified in the applicable terms supplement; provided that for purposes of determining whether a Knock-Out Event has occurred or the applicable Participation Rate, the Initial Share Price shall equal the closing price of one share of the Commodity Trust on the pricing date divided by the Share Adjustment Factor.

Final Share Price:

The closing price of one share of the Commodity Trust on the Final Valuation Date, or the arithmetic average of the closing prices of one share of the Commodity Trust on each of the Averaging Dates, or such other date or dates as specified in the relevant terms supplement, times the Share Adjustment Factor.

Share Adjustment Factor:

Unless otherwise specified in the terms supplement, the Share Adjustment Factor will be set initially at 1.0, subject to adjustment upon the occurrence of certain events affecting the Commodity Trust. See “General Terms of Notes — Anti-Dilution Adjustments.”

Valuation Date(s):

The Final Share Price will be calculated on a single date, which we refer to as the Final Valuation Date, or on several dates, each of which we refer to as an Averaging Date, as specified in the relevant terms supplement. We refer to such dates generally as Valuation Dates in this product supplement. Any Valuation Date is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Payment at Maturity.”

Participation Rates:	If a Knock-Out Event has not occurred and the Final Share Price is equal to, or greater than, the Initial Share Price, the Participation Rate will equal:

(1)	a percentage specified in the applicable terms supplement (a) for notes with continuous share monitoring, if at no time during the Monitoring Period the price of one share of the Commodity Trust quoted on the Relevant Exchange exceeds a specified percentage of the Initial Share Price specified in the applicable terms supplement or (b) for notes with daily share monitoring, if on no day during the Monitoring Period the closing price of one share of the Commodity Trust exceeds a specified percentage of the Initial Share Price specified in the applicable terms supplement; or

(2)	a percentage specified in the applicable terms supplement (a) for notes with continuous share monitoring, if at any time during the Monitoring Period the price of one share of the Commodity Trust quoted on the Relevant Exchange exceeds a specified percentage of the Initial Share Price specified in the applicable terms supplement or (b) for notes with daily share monitoring, if on any day during the Monitoring Period the closing price of one share of the Commodity Trust exceeds a specified percentage of the Initial Share Price specified in the applicable terms supplement.

Minimum Return:	If applicable, then the Additional Amount will equal at least the amount specified as the Minimum Return in the relevant terms supplement.

Knock-Out Rate:	As specified in the relevant terms supplement.

Maturity Date:

As specified in the relevant terms supplement. The maturity date of the notes is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Payment at Maturity.”

Coupon Payments:	In each case if applicable, Coupon Rate, Coupon Period, Coupon Determination Dates and/or Coupon Payment Date(s) will be set forth in the relevant terms supplement.

Investing in the Auto Callable Knock-Out Notes involves a number of risks. See “Risk Factors” beginning on page PS-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this product supplement no. 57-I, the accompanying prospectus supplement and prospectus, or any related terms supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

JPMorgan

November 29, 2006

        In making your investment decision, you should rely only on the information contained or incorporated by reference in the terms supplement relevant to your investment, this product supplement no. 57-I and the accompanying prospectus supplement and prospectus with respect to the notes offered by the relevant terms supplement and this product supplement no. 57-I and with respect to JPMorgan Chase & Co. This product supplement no. 57-I, together with the relevant terms supplement and the accompanying prospectus and prospectus supplement, contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials including preliminary pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. The information in the relevant terms supplement, this product supplement no. 57-I and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

        The notes described in the relevant terms supplement and this product supplement no. 57-I are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the National Association of Securities Dealers, Inc. and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant terms supplement, this product supplement no. 57-I and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

        In this product supplement no. 57-I and the accompanying prospectus supplement and prospectus, “we,” “us” and “our” refer to JPMorgan Chase & Co., unless the context requires otherwise.

i

We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. Neither this product supplement no. 57-I nor the accompanying prospectus supplement, prospectus or terms supplement constitutes an offer to sell, or a solicitation of an offer to buy, any notes by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this product supplement no. 57-I nor the accompanying prospectus supplement, prospectus or terms supplement nor any sale made hereunder implies that there has been no change in our affairs or that the information in this product supplement no. 57-I and accompanying prospectus supplement, prospectus and terms supplement is correct as of any date after the date hereof.

You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement no. 57-I and the accompanying prospectus supplement, prospectus and terms supplement and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agents shall have any responsibility therefor.

The notes are not and will not be authorized by the Comisión Nacional de Valores for public offer in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” — the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federative Republic of Brazil in an offering that can be construed as a public offering under CVM Instruction n° 400, dated December 29, 2003, as amended from time to time.

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this product supplement no. 57-I or the accompanying prospectus supplement, prospectus or terms supplement may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. Each Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

The notes have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This product supplement no. 57-I and the accompanying prospectus supplement, prospectus and terms supplement may not be publicly distributed in the United Mexican States.

Neither this product supplement no. 57-I nor the accompanying prospectus supplement, prospectus or terms supplement has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this product supplement no. 57-I, the accompanying prospectus supplement, prospectus or terms supplement, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

ii

DESCRIPTION OF NOTES

        The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. A separate terms supplement will describe the terms that apply specifically to the notes, including any changes to the terms specified below. Capitalized terms used but not defined in this product supplement no. 57-I have the meanings assigned in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The term “note” refers to each $1,000 principal amount of our Auto Callable Knock-Out Notes Linked to the streetTRACKS® Gold Trust.

General

        The Auto Callable Knock-Out Notes are senior unsecured obligations of JPMorgan Chase & Co. that are linked to the streetTRACKS® Gold Trust. The notes are a series of securities referred to in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The notes will be issued by JPMorgan Chase & Co. under an indenture dated May 25, 2001, as may be amended or supplemented from time to time, between us and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee.

        Unless otherwise specified in the relevant terms supplement, the notes will not pay coupons.

        Your return on the notes will be linked to the performance of the Commodity Trust. Unless the notes are automatically called upon the occurrence of a Knock-Out Event, at maturity you may receive a payment in cash, the amount of which will vary depending on the performance of the Commodity Trust over the term of the notes, calculated in accordance with the applicable formula as set out under “Payment at Maturity.” If the notes are automatically called upon the occurrence of a Knock-Out Event, you will receive in cash the principal amount plus the Additional Amount, and, if specified in the relevant terms supplement, accrued and unpaid coupons, as set out under “Automatic Call.”

        The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

        The notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

        The notes will be issued in denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement. The principal amount and issue price of each note is $1,000, unless otherwise specified in the relevant terms supplement. The notes will be represented by one or more permanent global notes registered in the name of DTC or its nominee, as described under “Description of Notes — Forms of Notes” in the prospectus supplement and “Forms of Securities — Global Securities” in the prospectus.

        The specific terms of the notes will be described in the relevant terms supplement accompanying this product supplement no. 57-I. The terms described in that document supplement those described herein and in the accompanying prospectus and prospectus supplement. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus or prospectus supplement, the terms described in the relevant terms supplement shall control.

Automatic Call

        For notes with continuous share monitoring, if at any time during the Monitoring Period the price of one share of the Commodity Trust quoted on the Relevant Exchange exceeds the Knock-Out Level, a Knock-Out Event will have occurred and the notes will be automatically called for a cash payment of principal plus the Additional Amount.

PS-1

        For notes with daily share monitoring, if on any day during the Monitoring Period the closing price of one share of the Commodity Trust exceeds the Knock-Out Level, a Knock-Out Event will have occurred and the notes will be automatically called for a cash payment of principal plus the Additional Amount.

        The relevant terms supplement will specify whether continuous or daily share monitoring is applicable to the notes or, alternatively, may specify another method for share monitoring. For example, the relevant terms supplement may specify weekly share monitoring for purposes of determining whether a Knock-Out Event has occurred.

        Upon the occurrence of a Knock-Out Event, the notes will be automatically called, the Additional Amount will equal $1,000 times the Knock-Out Rate, and we will redeem each note and pay the principal amount plus the Additional Amount, and if specified in the relevant terms supplement, accrued and unpaid coupons, on the fifth business day after the trading day upon which the Knock-Out Event occurred.

        The “Monitoring Period” will be specified in the relevant terms supplement. For example, the relevant terms supplement may specify that the Monitoring Period consists of each day from the pricing date to and including the Final Valuation Date or the final Averaging Date.

        The “price” of one share of the Commodity Trust (or any successor commodity trust (as defined under “General Terms of Notes — Alternate Calculation of Price and Closing Price”) or one unit of any other security for which a price must be determined) on any trading day (as defined below) means:

•	if the Commodity Trust (or any such successor commodity trust or such other security) is listed or admitted to trading on a national securities exchange, the highest intraday bid price on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the Commodity Trust (or any such successor commodity trust or such other security) is listed or admitted to trading;
•	if the Commodity Trust (or any such successor commodity trust or such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”), the highest reported bid price reported on the OTC Bulletin Board on such day;
•	if the Commodity Trust (or any such successor commodity trust) is de-listed, liquidated or otherwise terminated, the price calculated pursuant to the alternative methods of calculation of price described under “General Terms of Notes — Alternate Calculation of Price and Closing Price”; or
•	if a bid price is not available pursuant to the preceding bullet points, the mean, as determined by the calculation agent, of the bid prices for the shares of the Commodity Trust (or any such successor commodity trust or such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of any of our affiliates may be included in the calculation of such mean, but only to the extent that any such bid is not the highest of the bids obtained, in each case subject to the provisions of “General Terms of Notes — Alternate Calculation of Price and Closing Price.” The term OTC Bulletin Board will include any successor service thereto.

        A “trading day” is, unless otherwise specified in the applicable terms supplement, a day, as determined by the calculation agent, on which trading is generally conducted on the New York Stock Exchange (“NYSE”), the London Bullion Market Association (“LBMA”), the COMEX division of the New York Mercantile Exchange (“COMEX”) and any other exchange or market with respect to the Underlying Asset.

        ”Relevant Exchange” means the primary exchange or market of trading for the shares of the Commodity Trust (or any successor commodity trust) or the LBMA, the COMEX or any other exchange or market related to the Underling Asset (or any underlying asset related to the successor commodity trust).

PS-2

        ”Underlying Asset” means gold bullion.

        The “Knock-Out Level” will be a percentage of the Initial Share Price as specified in the relevant terms supplement.

        The “closing price” of one share of the Commodity Trust (or any such successor commodity trust or one unit of any other security for which a closing price must be determined) on any trading day means:

•	if the Commodity Trust (or any such successor commodity trust or such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Exchange Act, on which the Commodity Trust (or any such successor commodity trust or such other security) is listed or admitted to trading;
•	if the Commodity Trust (or any such successor commodity trust or such other security) is listed or admitted to trading on any national securities exchange but the last reported sale price is not available pursuant to the preceding bullet point, the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq National Market or the OTC Bulletin Board operated by the NASD on such day;
•	if the Commodity Trust (or any such successor commodity trust or such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board, the last reported sale price of the principal trading session on the OTC Bulletin Board on such day; or
•	if the Commodity Trust (or any such successor commodity trust) is de-listed, liquidated or otherwise terminated, the closing price calculated pursuant to the alternative methods of calculation of price described under “General Terms of Notes — Alternate Calculation of Price and Closing Price”; or
•	if, because of a market disruption event (as defined under “General Terms of Notes-Market Disruption Events”) or otherwise, the last reported sale price for the Commodity Trust (or any such successor commodity trust or such other security) is not available pursuant to the preceding bullet points, the mean, as determined by the calculation agent, of the bid prices for the shares of the Commodity Trust (or any such successor commodity trust or such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of any of our affiliates may be included in the calculation of such mean, but only to the extent that any such bid is not the highest or the lowest of the bids obtained;

in each case subject to the provisions of “General Terms of Notes — Alternate Calculation of Price and Closing Price.” The term OTC Bulletin Board will include any successor service thereto.

        The “Knock-Out Rate” will be a percentage as specified in the relevant terms supplement.

Payment at Maturity

        The maturity date for the notes will be set forth in the relevant terms supplement and is subject to adjustment if such day is not a business day, or if the final Valuation Date is postponed as described below.

        At maturity, if the notes are not automatically called and unless otherwise specified in the applicable terms supplement:

(1) if the Final Share Price is equal to, or greater than, the Final Share Price, you will receive a cash payment of principal plus the Additional Amount, which will equal $1,000 times the Share Return times the applicable Participation Rate; provided that the Additional Amount will not be less than the Minimum Return, if applicable; or

PS-3

(2) if the Final Share Price declines from the Initial Share Price, you will lose 1% of the principal amount of your notes for every 1% that the Final Share Price declines from the Initial Share Price. Under these circumstances, your final payment per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x Index Return)

        You will lose some or all of your investment at maturity if the Final Share Price declines from the Initial Share Price and a Knock-Out Event does not occur.

        We will specify, in each case if applicable, the Participation Rates, the Minimum Return and the applicable terms of any such payment terms in the relevant terms supplement.

        If a Knock-Out Event has not occurred, the “Participation Rates” will equal:

(1) a percentage specified in the applicable terms supplement (a) for notes with continuous share monitoring, if at no time during the Monitoring Period the price of one share of the Commodity Trust quoted on the Relevant Exchange exceeds a specified percentage of the Initial Share Price specified in the applicable terms supplement or (b) for notes with daily share monitoring, if on no day during the Monitoring Period the closing price of one share of the Commodity Trust exceeds a specified percentage of the Initial Share Price specified in the applicable terms supplement; or

(2) a percentage specified in the applicable terms supplement (a) for notes with continuous share monitoring, if at any time during the Monitoring Period the price of one share of the Commodity Trust quoted on the Relevant Exchange exceeds a specified percentage of the Initial Share Price specified in the applicable terms supplement or (b) for notes with daily share monitoring, if on any day during the Monitoring Period the closing price of one share of the Commodity Trust exceeds a specified percentage of the Initial Share Price specified in the applicable terms supplement.

        The “Minimum Return” will be a fixed dollar amount per $1,000 principal amount note as specified in the relevant terms supplement.

        Unless otherwise specified in the applicable terms supplement, the “Share Return,” as calculated by the calculation agent, is the percentage change in the closing price of one share of the Commodity Trust calculated by comparing the closing price of one share of the Commodity Trust on the Final Valuation Date, or the arithmetic average of the closing prices of one share of the Commodity Trust on each of the Averaging Dates, or such other date or dates as specified in the applicable terms supplement (the “Final Share Price”), times the Share Adjustment Factor, to the closing price of one share of the Commodity Trust on the pricing date, or such other date or dates as specified in the applicable terms supplement (the “Initial Share Price”); provided that for purposes of determining whether a Knock-Out Event has occurred or the applicable Participation Rate, the Initial Share Price shall equal the closing price of one share of the Commodity Trust on the pricing date, or such other date or dates as specified in the applicable terms supplement, divided by the Share Adjustment Factor. The relevant terms supplement will specify the Initial Share Price and the manner in which the Final Share Price is determined. The Share Return, unless otherwise specified in the applicable terms supplement, is calculated as follows:

Final Share Price – Initial Share Price
Share Return =
Initial Share Price

        Unless otherwise specified in the terms supplement, the Share Adjustment Factor will be set initially at 1.0, subject to adjustment upon the occurrence of certain events affecting the Commodity Trust. See “General Terms of Notes — Anti-Dilution Adjustments.”

        The Valuation Date(s) will be a single date, which we refer to as the Final Valuation Date, or several dates, each of which we refer to as an Averaging Date. The Valuation Date(s) will be specified

PS-4

in the relevant terms supplement and any such date is subject to adjustment as described below. If a Valuation Date is not a trading day or if there is a market disruption event on such day, the applicable Valuation Date will be postponed to the immediately succeeding trading day during which no market disruption event shall have occurred or be continuing; provided that the Final Share Price will not be determined on a date later than the tenth scheduled trading day after the final Valuation Date, and if such day is not a trading day, or if there is a market disruption event on such date, the Final Share Price shall be deemed to be the closing price of one share of the Commodity Trust last in effect prior to the commencement of the market disruption event (or prior to the non-trading day).

        The maturity date will be specified in the applicable terms supplement. If the scheduled maturity date (as specified in the applicable terms supplement) is not a business day, then the maturity date will be the next succeeding business day following such scheduled maturity date. If, due to a market disruption event or otherwise, the final Valuation Date is postponed so that it falls less than three business days prior to the scheduled maturity date, the maturity date will be the third business day following the final Valuation Date, as postponed, unless otherwise specified in the applicable terms supplement. We describe market disruption events under “General Terms of Notes — Market Disruption Events.”

Coupon Payments

        If the relevant terms supplement specifies that the notes will bear coupons, the notes will bear coupons at the rate per annum, or such other rate or rates, as specified in such terms supplement. Under these circumstances, coupons will accrue from the issuance date of the notes to, but excluding, the maturity date. Coupons will be paid in arrears on each date specified in the relevant terms supplement (each such date a “Coupon Payment Date”) to, but excluding, the maturity date, to the holders of record at the close of business on the date 15 calendar days prior to that Coupon Payment Date, whether or not such fifteenth calendar day is a business day, unless otherwise specified in the relevant terms supplement. Coupons on the notes will be calculated based on a 360-day year of twelve 30-day months, unless otherwise specified in the relevant terms supplement. If any day on which a payment of coupons or principal is due is not a business day, the payment will be made with the same force and effect on the next succeeding business day, but no additional coupons will accrue as a result of the delayed payment, and the next coupon payment period will commence as if the payment had not been delayed. If the maturity date is adjusted as the result of a market disruption event, the payment of coupons due on the maturity date will be made on the maturity date as adjusted, with the same force and effect as if the maturity date had not been adjusted, but no additional coupons will accrue or be payable as a result of the delayed payment.

Other Terms

        We will irrevocably deposit with The Depository Trust Company (“DTC”) no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount payable at maturity or upon automatic call and on the Coupon Payment Dates, if any, with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

        A “business day” is, unless otherwise specified in the relevant terms supplement, any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted.

        Subject to the foregoing and to applicable law (including, without limitation, United States federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in open market or by private agreement.

PS-5

RISK FACTORS

        Your investment in the notes will involve certain risks. The notes may not pay coupons and do not guarantee any return of principal. Investing in the notes is not equivalent to investing directly in the Commodity Trust or the Underlying Asset. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks before you decide that an investment in the notes is suitable for you.

The notes differ from conventional debt securities.

        The terms of the notes differ from those of conventional debt securities in that we may not pay coupons on the notes or, if we do pay coupons, a significant portion of your total payment at maturity, if any, or upon an automatic call upon the occurrence of a Knock-Out Event will be based on the performance of the Commodity Trust rather than the coupons we will pay you.

        Unless otherwise specified in the relevant terms supplement, if the price or closing price, as applicable, of one share of the Commodity Trust during the Monitoring Period exceeds the Knock-Out Level, the notes will be automatically called and for each $1,000 principal amount note you will receive $1,000, plus the Additional Amount, and if specified in the relevant terms supplement, accrued and unpaid coupons. Unless otherwise specified in the relevant terms supplement, the amount payable at maturity, if any, if a Knock-Out Event does not occur, will be linked to the performance of the Commodity Trust. Therefore, the return on your investment in the notes may be less than the amount that would be paid on a conventional debt security. The payment upon automatic call, if applicable, or at maturity, if any, may not compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

The notes do not guarantee the return of your investment.

        The notes may not return any of your investment. The amount payable at maturity, if any, will be determined pursuant to the terms described in this product supplement no. 57-I and the applicable terms supplement. You will lose some or all of your investment at maturity if the Final Share Price declines from the Initial Share Price and a Knock-Out Event does not occur.

The appreciation potential of the notes, if a Knock-Out Event occurs, will be limited to the Knock-Out Level, and the notes are subject to an automatic early call.

        The appreciation potential of the notes is limited by the Knock-Out Level and the corresponding Knock-Out Rate. For example, if the Knock-Out Level equals 150% of the Initial Share Price, the appreciation potential of the notes is limited to 49.99% if a Knock-Out Event occurs. Once the price of one share of the Commodity Trust exceeds the Knock-Out Level, the appreciation potential of the notes is limited to the Knock-Out Rate. If a Knock-Out Event occurs, the return on the notes will equal the Knock-Out Rate multiplied by the principal amount of the notes and will not be determined by reference to the Share Return. This return may not compensate you for any loss in value due to inflation and other factors relating to the value of money over time. Therefore your return may be less than the return you would have otherwise received if you had invested directly in the Commodity Trust or the Underlying Asset or contracts relating to the Underlying Asset for which there is an active secondary market. Under these circumstances, your return will not reflect any potential increase in the Final Share Price, as compared to the Initial Share Price, greater than the Knock-Out Rate. In addition, the automatic call feature of the notes may shorten the term of your investment.

The Final Share Price may be less than the closing price of one share of the Commodity Trust at other times during the term of the notes.

        Because the Final Share Price is calculated based on the closing price of one share of the Commodity Trust on one or more Valuation Dates during the term of the notes, the closing price of one share of the Commodity Trust at the maturity date or at other times during the term of the notes,

PS-6

including dates near the Valuation Date(s), could be higher than the Final Share Price. This difference could be particularly large if there is a significant increase in the closing price of one share of the Commodity Trust after the Valuation Date(s) or, if there is a significant decrease in the closing price of one share of the Commodity Trust around the time of the Valuation Date(s) or if there is significant volatility in the closing price of one share of the Commodity Trust during the term of the notes (especially on dates near the Valuation Date(s)). For example, when the Valuation Date of the notes is near the end of the term of the notes, then if the closing price of one share of the Commodity Trust increases or remains relatively constant during the initial term of the notes and then decreases below the Initial Share Price, the Final Share Price may be significantly less than if it were calculated on a date earlier than the Valuation Date. Under these circumstances, you may receive a lower payment at maturity, if the notes are not automatically called, than you would have received if you had invested in the Commodity Trust or the Underlying Asset for which there is an active secondary market.

If the applicable Participation Rate is less than 100%, the Additional Amount may be limited by such Participation Rate.

        If the applicable Participation Rate is less than 100% and the Final Share Price exceeds the Initial Share Price, the Additional Amount you receive at maturity will equal only a percentage, as specified in the relevant terms supplement, of the closing price of one share of the Commodity Trust above the Initial Share Price. Under these circumstances, the Additional Amount you receive at maturity will not fully reflect the performance of the Commodity Trust.

The notes are designed to be held to maturity.

        The notes are not designed to be short-term trading instruments. The price at which you will be able to sell your notes prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where the price of one share of the Commodity Trust has appreciated since the date of the issuance of the notes. The potential returns described in any terms supplement assume that your notes are held to maturity.

Secondary trading may be limited.

        Unless otherwise specified in the relevant terms supplement, the notes will not be listed on a securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market for the notes, it may not provide enough liquidity to allow you to trade or sell the notes easily.

        J.P. Morgan Securities Inc. may act as a market maker for the notes, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which J.P. Morgan Securities Inc. is willing to buy the notes. If at any time J.P. Morgan Securities Inc. or another Agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

The inclusion in the original issue price of each agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates is likely to adversely affect the value of the notes prior to maturity.

        While the payment at maturity or upon an automatic call upon the occurrence of a Knock-Out Event will be based on the principal amount of your notes as described in the applicable terms supplement, the original issue price of the notes includes each agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. Such cost includes our affiliates’ expected cost of providing such hedge, as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which J.P. Morgan Securities Inc. will be willing to purchase notes from you in secondary market transactions, if at all, will likely be

PS-7

lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by J.P. Morgan Securities Inc., as a result of such compensation or other transaction costs.

Prior to maturity, the value of the notes will be influenced by many unpredictable factors.

        Many economic and market factors will influence the value of the notes. We expect that, generally, the price of the shares of the Commodity Trust will affect the value of the notes more than any other single factor. However, you should not expect the value of the notes in the secondary market to vary in proportion to changes in the prices of the shares of the Commodity Trust. The value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility in the Commodity Trust;
•	economic, financial, political, regulatory or judicial events that affect the Commodity Trust, the gold bullion market or commodities markets generally;
•	supply and demand trends for gold bullion at any time;
•	the time to maturity of the notes;
•	interest and yield rates in the market;
•	the occurrence of certain events affecting the Commodity Trust that may or may not require an adjustment to the Share Adjustment Factor; and
•	our creditworthiness, including actual and anticipated downgrades in our credit rating.

        Some or all of these factors will influence the price you will receive if you choose to sell your notes prior to maturity or an automatic call upon the occurrence of a Knock-Out Event, if applicable. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors. You may have to sell your notes at a substantial discount from the principal amount if the trading price of the Commodity Trust is at, below, or not sufficiently above the Initial Share Price.

        You cannot predict the future performance of the Commodity Trust based on its historical performance. There can be no assurance that the price of the shares of the Commodity Trust will not decrease so that at maturity, you do not lose some or all of your investment. Nor can there be any assurance that the price or closing price, as applicable, of the shares of the Commodity Trust will not increase beyond the specified percentage of the Initial Share Price and thereby trigger a Knock-Out Event, in which case your return will be limited to the Knock-Out Rate.

The anti-dilution protection is limited.

        The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Commodity Trust. See “General Terms of Notes — Anti-Dilution Adjustments”. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Commodity Trust. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

Owning the notes is not the same as owning shares of the Commodity Trust or gold directly.

        The return on your notes will not reflect the return you would realize if you actually purchased shares of the Commodity Trust or gold or other exchange-traded or over-the counter instruments based on gold.

PS-8

You will have none of the rights of a holder of shares of the Commodity Trust.

        The holders of shares of the Commodity Trust are entitled to vote on limited matters pursuant to the trust indenture. As a holder of the notes, you will not have these voting rights or any other rights to which the holders of shares of the Commodity Trust are entitled, including rights to distributions under the two circumstances provided for under the trust indenture.

Your return is linked solely to gold bullion.

        Your return on the notes will depend on the value of the shares of the Commodity Trust which are designed to mirror as closely as possible the performance of the price of gold bullion. Because the Commodity Trust’s assets only consist of gold bullion, your notes linked to shares of the Commodity Trust are subject to certain risks associated with gold and will be more susceptible to any single economic, political or regulatory occurrence than an investment that is more broadly diversified. The price of gold has fluctuated widely over the past several years. For additional information about the gold bullion market, see “The Gold Bullion Market.”

The value of the shares of the Commodity Trust relates directly to the value of the gold held by the Commodity Trust and fluctuations in the price of gold could materially adversely affect the price of the shares of the Commodity Trust and your investment in the notes.

        Your return on the notes will be determined solely by the performance of the shares of the Commodity Trust, which are designed to mirror as closely as possible the performance of the price of gold bullion. The price of gold has fluctuated widely over the past several years. The price of gold is primarily affected by the global demand for and supply of gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors such as industrial and jewelry demand as well as lending, sales and purchase of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market. The price volatility of gold also affects the value of the forwards and forward contracts related to gold and therefore its price at any such time. This and other factors may affect the price of gold in unpredictable or unanticipated ways. It is not possible to predict the aggregate effect of all or any of such factors on the price of gold.

        In the event that the price of gold declines, you should expect the price of the shares of the Commodity Trust and the value of your notes to decline.

Purchasing activity in the gold market associated with the purchase of baskets from the Commodity Trust may cause a temporary increase in the price of gold. This increase may adversely affect the price of the shares of the Commodity Trust and your investment in the notes.

        Purchasing activity associated with acquiring the gold required for deposit into the Commodity Trust in connection with the creation of baskets (blocks of 100,000 shares of the Commodity Trust) may temporarily increase the market price of gold, which will result in higher prices for the shares of the Commodity Trust. Temporary increases in the market price of gold may also occur as a result of the purchasing activity of other market participants. Such increase may result in an increase in the price of one share of the Commodity Trust that would cause a Knock-Out Event to occur. In addition, the market price of gold may decline immediately after baskets are created. If the price of gold declines, the trading price of the shares of the Commodity Trust will also decline. If such decline occurs on a Valuation Date, the amount payable at maturity, if any, shall be adversely affected.

PS-9

Crises may motivate large-scale sales of gold which could decrease the price of gold and adversely affect the price of the shares of the Commodity Trust and your investment in the notes.

        The possibility of large-scale distress sales of gold in times of crisis may have a short-term negative impact on the price of gold and adversely affect your investment linked to the shares of the Commodity Trust. For example, the 1998 Asian financial crisis resulted in significant sales of gold by individuals which depressed the price of gold. Crises in the future may impair gold’s price performance which would, in turn, adversely affect the shares of the Commodity Trust and your investment in the notes. If such a decrease occurs on a Valuation Date, the amount payable at maturity, if any, shall be adversely affected.

Substantial sales of gold by the official sector could adversely affect the shares of the Commodity Trust and in turn your investment in the notes.

        The official sector consists of central banks, other governmental agencies and multi-lateral institutions that buy, sell and hold gold as part of their reserve assets. The official sector holds a significant amount of gold, most of which is static, meaning that it is held in vaults and is not bought, sold, leased or swapped or otherwise mobilized in the open market. A number of central banks have sold portions of their gold over the past 10 years, with the result that the official sector, taken as a whole, has been a net supplier to the open market. Since 1999, most sales have been made in a coordinated manner under the terms of the Central Bank Gold Agreement, under which 15 of the world’s major central banks (including the European Central Bank) agreed to limit the level of their gold sales and lending to the market for the following five years. The European Central Bank announced in March 2004 that the agreement would be extended for a further five-year period starting on September 27, 2004. The new agreement is similar to the existing agreement, although the ceiling for gold sales is 25% higher and the Bank of Greece replaces the Bank of England as a signatory to the agreement. UK Treasury indicated at the time of the announcement of the new agreement that the UK government had no plans to sell gold from its reserves and therefore would not participate in the new agreement. As before, the new agreement will be reviewed after five years. It is possible that the new agreement may not be renewed when it expires in September 2009. In the event that future economic, political or social conditions or pressures require members of the official sector to liquidate their gold assets all at once or in an uncoordinated manner, the demand for gold might not be sufficient to accommodate the sudden increase in the supply of gold to the market. Consequently, the price of gold could decline significantly, which would adversely affect the price of the shares of the Commodity Trust and therefore the value of the notes. If such decline occurs on a Valuation Date, the amount payable at maturity, if any, shall be adversely affected.

Suspension and disruptions of market trading in the precious metals commodities markets may adversely affect the value of the shares of the Commodity Trust and your investment in the notes.

        The precious metals markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. These circumstances could adversely affect the price of gold and, therefore, the price of the shares of the Commodity Trust and the value of your notes.

An investment in the notes is subject to risks associated with non-U.S. exchanges.

        Gold is traded on the LBMA. Investments in securities linked indirectly to the value of commodities that are traded on non-U.S. exchanges involve risks associated with the market in those countries, including risks of volatility in those markets and governmental intervention in those markets.

        The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other

PS-10

form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold may be adversely affected. The LBMA is a principals’ market which operates in a manner more closely analogous to an over-the-counter physical commodity market than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA which would otherwise restrict fluctuations in the prices of LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

As the Sponsor and its management have no history of operating an investment vehicle like the Commodity Trust, their experience may be inadequate or unsuitable to manage the Commodity Trust.

        The Sponsor (as defined under “streetTRACK® Commodity Trust”) was expressly formed to be the sponsor of the Commodity Trust and has no history of past performance. The past performances of the Sponsor’s management in other positions are no indication of their ability to manage an investment vehicle such as the Commodity Trust. Notwithstanding the fact that the Commodity Trust is not actively “managed,” if the experience of the Sponsor and its management is not adequate or suitable to manage an investment vehicle such as the Commodity Trust, the operations of the Commodity Trust may be adversely affected, which may adversely affect the value of the notes.

The shares of the Commodity Trust are a new securities product and their value could decrease if unanticipated operational or trading problems arise.

        The Commodity Trust has a limited history, having commenced trading in November 2004. Consequently, there may be unanticipated problems or issues with respect to the mechanics of the Commodity Trust’s operations and the trading of the shares of the Commodity Trust that could have a material adverse effect on the price of the shares of the Commodity Trust and the value of your notes.

The Commodity Trust to which the notes are linked does not have the protections afforded by the Investment Company Act of 1940 or the Commodity Exchange Act of 1936.

        The Commodity Trust to which the notes are linked is not registered as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and is not required to register under such act. Consequently, holders of shares of the Commodity Trust do not have the regulatory protections provided to investors in investment companies. In addition, the Commodity Trust does not hold or trade in commodity futures contracts regulated by the Commodity Exchange Act (“CEA”), as administered by the Commodity Futures Trading Commission (“CFTC”). Furthermore, the Commodity Trust is not a commodity pool for purposes of the CEA, and none of the Sponsor, the Trustee or the Marketing Agent (each, as defined under “streetTRACK® Gold Trust”) is subject to regulation by the CFTC as a commodity pool operator or a commodity trading advisor in connection with the shares of the Commodity Trust. Consequently, holders of shares of the Commodity Trust do not have the regulatory protections provided to investors in CEA-regulated instruments or commodity pools.

The Commodity Trust’s gold may be subject to loss, damage, theft or restriction on access.

        There is a risk that part or all of the Commodity Trust’s gold could be lost, damaged or stolen. Access to the Commodity Trust’s gold could also be restricted by natural events (such as an earthquake) or human actions (such as a terrorist attack). Any of these events may adversely affect the operations of the Commodity Trust and, consequently, the price of gold, the market value of the shares of the Commodity Trust and your investment in the notes.

PS-11

Gold bullion allocated to the Commodity Trust in connection with the creation of a basket may not meet the London good delivery standards and, if a basket is issued against such gold, the Commodity Trust may suffer a loss.

        Neither the Trustee nor the Custodian (as defined under “streetTRACK® Gold Trust”) independently confirms the fineness of the gold allocated to the Commodity Trust in connection with the creation of a basket. The gold bullion allocated to the Commodity Trust by the Custodian may be different from the reported fineness or weight required by the LBMA’s standards for gold bars delivered in settlement of a gold trade (the “London good delivery standards”), the standards required by the Commodity Trust. If the Trustee nevertheless issues a basket against such gold, and if the Custodian fails to satisfy its obligation to credit the Commodity Trust the amount of any deficiency, the Commodity Trust may suffer a loss.

Because neither the Trustee nor the Custodian oversees or monitors the activities of sub-custodians who may temporarily hold the Commodity Trust’s gold until transported to the Custodian’s London vault, failure by the sub-custodians to exercise due care in the safekeeping of the Commodity Trust’s gold could result in a loss to the Commodity Trust.

        Under the Allocated Bullion Account Agreement, the Custodian has agreed that it will hold all of the Commodity Trust’s gold in its own London vault premises except when the gold has been allocated in a vault other than the Custodian’s London vault premises, and in such cases the Custodian has agreed that it will use commercially reasonable efforts promptly to transport the gold to the Custodian’s London vault, at the Custodian’s cost and risk. Nevertheless, there will be periods of time when some portion of the Commodity Trust’s gold will be held by one or more sub-custodians appointed by the Custodian or by a sub-custodian of such sub-custodian.

        The sub-custodians which the Custodian currently uses are the Bank of England and LBMA market-making members that provide bullion vaulting and clearing services to third parties. The Custodian is required under the Allocated Bullion Account Agreement to use reasonable care in appointing its sub-custodians but otherwise has no other responsibility in relation to the sub-custodians appointed by it. These sub-custodians may in turn appoint further sub-custodians, but the Custodian is not responsible for the appointment of these further sub-custodians. The Custodian does not undertake to monitor the performance by sub-custodians of their custody functions or their selection of further sub-custodians. The Trustee does not undertake to monitor the performance of any sub-custodian. Furthermore, the Trustee may have no right to visit the premises of any sub-custodian for the purposes of examining the Commodity Trust’s gold or any records maintained by the sub-custodian, and no sub-custodian will be obligated to cooperate in any review the Trustee may wish to conduct of the facilities, procedures, records or creditworthiness of such sub-custodian.

        In addition, the ability of the Trustee to monitor the performance of the Custodian may be limited because under the custody agreements the Trustee has only limited rights to visit the premises of the Custodian for the purpose of examining the Commodity Trust’s gold and certain related records maintained by the Custodian.

Gold held in the Commodity Trust’s unallocated gold account and any authorized participant’s unallocated gold account will not be segregated from the Custodian’s assets. If the Custodian becomes insolvent, its assets may not be adequate to satisfy a claim by the Commodity Trust or any authorized participant. In addition, in the event of the Custodian’s insolvency, there may be a delay and costs incurred in identifying the bullion held in the Commodity Trust’s allocated gold account.

        Gold which is part of a deposit for a purchase order or part of a redemption distribution will be held for a time in the Commodity Trust Unallocated Account and, previously or subsequently in, the Authorized Participant Unallocated Account of the purchasing or redeeming authorized participant. During those times, the Commodity Trust and the authorized participant, as the case may be, will have no proprietary rights to any specific bars of gold held by the Custodian and will each be an unsecured creditor of the Custodian with respect to the amount of gold held in such unallocated accounts. In

PS-12

addition, if the Custodian fails to allocate the Commodity Trust’s gold in a timely manner, in the proper amounts or otherwise in accordance with the terms of the Unallocated Bullion Account Agreement, or if a sub-custodian fails to so segregate gold held by it on behalf of the Commodity Trust, unallocated gold will not be segregated from the Custodian’s assets, and the Commodity Trust will be an unsecured creditor of the Custodian with respect to the amount so held in the event of the insolvency of the Custodian. In the event the Custodian becomes insolvent, the Custodian’s assets might not be adequate to satisfy a claim by the Commodity Trust or the authorized participant for the amount of gold held in their respective unallocated gold accounts.

        In the case of the insolvency of the Custodian, a liquidator may seek to freeze access to the gold held in all of the accounts held by the Custodian, including the Commodity Trust Allocated Account. Although the Commodity Trust would be able to claim ownership of properly allocated gold, the Commodity Trust could incur expenses in connection with asserting such claims, and the assertion of such a claim by the liquidator could delay creations and redemptions of baskets.

An increase in the Commodity Trust’s ordinary expenses would adversely affect the shares of the Commodity Trust and the value of your notes.

        If the Commodity Trust’s marketing agent agreement with the marketing agent is terminated, the Commodity Trust’s ordinary expenses may be increased, which would adversely affect the shares of the Commodity Trust and the value of your notes.

We or our affiliates may have adverse economic interests to the holders of the notes.

        J.P. Morgan Securities Inc. and other affiliates of ours trade the shares of the Commodity Trust and other financial instruments related to the Commodity Trust and the Underlying Asset on a regular basis, for their accounts and for other accounts under their management. J.P. Morgan Securities Inc. and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns linked to the Commodity Trust or the Underlying Asset. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interest with respect to such products may be adverse to those of the holders of the notes. Any of these trading activities could potentially affect the performance of the Commodity Trust and, accordingly, could affect the value of the notes and the amount payable to you at maturity, if any, if the notes are not automatically called.

        We or our affiliates may currently or from time to time engage in trading activities related to the Underlying Asset. In addition, one or more of our affiliates may publish research reports or otherwise express views with respect to the Commodity Trust or the Underlying Asset or regarding expected movements in prices of the Underlying Asset. Any prospective purchaser of notes should undertake an independent investigation of the Commodity Trust and the Underlying Asset as in its judgment is appropriate to make an informed decision with respect to an investment in the notes. We do not make any representation or warranty to any purchaser of a note with respect to any matters whatsoever relating to our trading activities or future price movements of the Underlying Asset.

        Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of notes with returns linked or related to changes in the price of the shares of the Commodity Trust or related to the Underlying Asset. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

        We may have hedged our obligations under the notes through certain affiliates, who would expect to make a profit on such hedge. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.

        J.P. Morgan Securities Inc., one of our affiliates, will act as the calculation agent. The calculation agent will determine, among other things, the Initial Share Price; the price of the shares of the

PS-13

Commodity Trust quoted on the Relevant Exchange or the closing price of the shares of the Commodity Trust on the Relevant Exchange, as applicable, in each case during the Monitoring Period for purposes of determining the applicable Participation Rate and whether a Knock-Out Event has occurred; the Share Adjustment Factor and anti-dilution adjustments, if any; the Final Share Price; the Share Return; the applicable Participation Rate; if applicable, the Additional Amount that we will pay you at maturity or upon an automatic call; whether a Knock-Out Event has occurred; and, if the notes bear coupons, the amount of coupons payable, if any, on any Coupon Payment Date. The calculation agent will also be responsible for determining whether a market disruption event has occurred, and, if the notes bear coupons, whether a day is an Coupon Payment Date. In performing these duties, J.P. Morgan Securities Inc. may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where J.P. Morgan Securities Inc., as the calculation agent, is entitled to exercise discretion.

Market disruptions may adversely affect your return.

        The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly valuing the price of one share of the Commodity Trust or the Share Return on any Valuation Date and calculating the payment at maturity, if any, that we are required to pay you if a Knock-Out Event does not occur and the notes are not automatically called. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the notes, it is possible that one or more of the Valuation Dates and the maturity date will be postponed and your return will be adversely affected. See “General Terms of Notes — Market Disruption Events.”

The tax consequences of an investment in the notes are uncertain.

        Investors should consider the tax consequences of investing in the notes. No statutory, judicial or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for United States federal income tax purposes. As a result, significant aspects of the United States federal income tax consequences of an investment in the notes are not certain. We are not requesting any ruling from the Internal Revenue Service with respect to the notes and cannot assure you that the Internal Revenue Service will agree with the treatment described in this document. The Internal Revenue Service could assert other characterizations that could affect the timing, amount and character of income or deductions. We intend to treat, and by purchasing a note, for all tax purposes you agree to treat, the notes as cash-settled financial contracts giving rise to capital gain or loss, rather than as debt instruments. We intend to report any coupon payments as ordinary income to you, but you should consult your own tax advisor concerning the alternative characterizations. See “Certain U.S. Federal Income Tax Consequences” in this product supplement no. 57-I.

JPMorgan Chase & Co. employees holding the notes must comply with policies that limit their ability to trade the notes and may affect the value of their notes.

        If you are an employee of JPMorgan Chase & Co. or one of its affiliates, you may only acquire the notes for investment purposes and you must comply with all of our internal policies and procedures. Because these policies and procedures limit the dates and times that you may transact in the notes, you may not be able to purchase any notes described in the relevant terms supplement from us and your ability to trade or sell any such notes in the secondary market may be limited.

PS-14

USE OF PROCEEDS

        Unless otherwise specified in the relevant terms supplement, the net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes. The original issue price of the notes includes each agent’s commissions (as shown on the cover page of the relevant terms supplement) paid with respect to the notes which commissions include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the notes. The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

        On or prior to the date of the relevant terms supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the notes by taking positions in the Commodity Trust, the Underlying Asset, or instruments whose value is derived from the Commodity Trust or the Underlying Asset. While we cannot predict an outcome, such hedging activity could potentially increase the price of the shares of the Commodity Trust, and, therefore, effectively establish a higher price per share that the Commodity Trust must achieve for you to receive at maturity of the notes, if they are not automatically called, a return on your investment or to avoid a loss of principal at maturity. From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the Commodity Trust, the Underlying Asset, or instruments whose value is derived from the Commodity Trust or the Underlying Asset. Although we have no reason to believe that any of these activities will have a material impact on the price of the shares of the Commodity Trust or the value of the notes, we cannot assure you that these activities will not have such an effect.

        We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No note holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

PS-15

streetTRACKS® GOLD TRUST

        We have derived all information contained in this product supplement no. 57-I regarding streetTRACKS® Gold Trust (the “Commodity Trust”), including, without limitation, its structure, the creation and redemption of its shares and their valuation, from publicly available information. Such information reflects the policies of, and is subject to change by, the Commodity Trust and the Sponsor (as defined below). The Commodity Trust is an investment trust formed on November 12, 2004 that trades under the ticker symbol “GLD” on the NYSE. We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

        World Commodity Trust Services, LLC is the sponsor of the Commodity Trust (the “Sponsor”), a wholly-owned subsidiary of World Gold Council, a not-for-profit association registered under Swiss Law. The Bank of New York is the trustee of the Commodity Trust (the “Trustee”), and HSBC Bank USA, N.A. is the custodian of the Commodity Trust (the “Custodian”).

        The Commodity Trust is not registered as an investment company under the Investment Company Act and is not required to register under such act. In addition, the Commodity Trust will not hold or trade in commodity futures contracts regulated by the CEA and CFTC. The Commodity Trust is not a commodity pool for purposes of the CEA, and neither the Sponsor nor the Trustee is subject to regulation as a commodity pool operator or a commodity trading adviser in connection with the shares of the Commodity Trust.

        Information provided to or filed with the Securities and Exchange Commission (the “SEC”) by streetTRACKS® Gold Trust pursuant to the Securities Act can be located by reference to SEC file numbers 333-131598 through the SEC’s website at http://www.sec.gov. For additional information regarding the Commodity Trust, the Sponsor, the Trustee and the Custodian, please see the Registration Statement on Form S-3, dated February 6, 2006, as amended by the post-effective amendment No.1, dated August 8, 2006 and the Prospectus, dated August 23, 2006. In addition, information about the Commodity Trust and the gold markets may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the public website of the Commodity Trust maintained by the Sponsor at www.streettracksgoldshares.com. We make representation or warranty as to the accuracy or completeness of such information, and the information on the www.streettracksgoldshares.com website is not, and should not be considered, incorporated by reference therein.

Investment Objective

        The investment objective of the Commodity Trust is to reflect the performance of the price of gold bullion, less the Commodity Trust’s expenses. The shares of the Commodity Trust are intended to offer investors an opportunity to participate in the gold market through an investment in securities. The ownership of the shares of the Commodity Trust is intended to overcome certain barriers to entry in the gold market, such as the logistics of buying, storing and insuring gold.

        The shares of the Commodity Trust represent units of fractional undivided beneficial interest in and ownership of the Commodity Trust, the primary asset of which is allocated (or unsecured) gold. The Commodity Trust is not managed like a corporation or an active investment vehicle. The gold held by the Commodity Trust will only be sold: (1) on an as-needed basis to pay the Commodity Trust’s expenses, (2) in the event the Commodity Trust terminates and liquidates its assets, or (3) as otherwise required by law or regulation.

Creation and Redemption of Shares

        The Commodity Trust holds gold and is expected from time to time to issue baskets (blocks of 100,000 shares of the Commodity Trust) in exchange for deposits of gold and to distribute gold in connection with redemptions of baskets. The number of the Commodity Trust’s outstanding shares changes from time to time as a result of the creation and redemption of baskets.

PS-16

        The total amount of gold and any cash required for the creation of a basket or to be delivered upon redemption of a basket is based on the combined net asset value (the “NAV”) of the number of baskets being created or redeemed. The number of ounces of gold required to create a basket or to be delivered upon redemption of a basket will continue to gradually decrease over time.

        The Trustee determines the NAV of the Commodity Trust on each day that the NYSE is open for regular trading, at the earlier of the afternoon session of the twice daily fix of the price of gold which starts at 3:00PM London, England time (the “London PM Fix”), or 12:00 PM New York time. The 2:00PM fix is performed in London by the five members of the London Gold Fix. The NAV of the Commodity Trust is the aggregate value of the Commodity Trust’s assets less its estimated accrued but unpaid liabilities (which include accrued expenses). In determining the Commodity Trust’s NAV, the Trustee values the gold held by the Commodity Trust based on the London PM Fix price for an ounce of gold. The Trustee also determines the NAV per share of the Commodity Trust. The NAV of the Commodity Trust is published by the Sponsor on each day that the NYSE is open for regular trading and is posted on the Commodity Trust’s website and in real time on Bloomberg Financial Markets and Reuters Limited. The Sponsor has no obligation to continue to calculate and publish, and may discontinue calculation and publication at any time.

Termination of the Commodity Trust

        The Sponsor may direct the Trustee to terminate and liquidate the Commodity Trust at any time:

•	when the NAV of the Commodity Trust is less than $350 million (as adjusted for inflation by reference to the national consumer price index as published by the United States Department for Labor); or
•	if the CFTC determines that the Commodity Trust is a commodities pool under the CEA.

        The Trustee may terminate the Trust upon the agreement of shareholders owning at least 66 2/3% of the outstanding shares of the Commodity Trust.

        The Trustee will terminate and liquidate the Commodity Trust if any of the following events occurs:

•	DTC is unwilling or unable to perform its functions under the trust indenture and the Sponsor determines that no suitable replacement is available;
•	the shares of the Commodity Trust are de-listed from the NYSE and are not listed for trading on another U.S. national securities exchange within five business days from the date the shares of the Commodity Trust are de-listed;
•	the NAV of the Commodity Trust remains less than $50 million for a period of 50 consecutive business days at any time after the first 90 days of the shares of the Commodity Trust being traded on the NYSE;
•	the Sponsor is unable to perform its duties or becomes bankrupt or insolvent and the Trustee has not appointed a successor and has not itself agreed to act as sponsor of the Commodity Trust;
•	the Sponsor resigns and the Trustee has not appointed a successor and has not itself agreed to act as sponsor of the Commodity Trust within 60 days from the resignation notification date;
•	the Trustee resigns or is removed and no successor trustee is appointed by the Sponsor within 60 days from the resignation or removal notification date;
•	the Custodian resigns and no successor custodian is employed within 60 days from the resignation notification date;
•	the sale of all of the Commodity Trust’s assets;
•	the Commodity Trust fails to qualify for treatment, or ceases to be treated, for U.S. federal income tax purposes, as a grantor trust; or
•	the maximum period for which the Commodity Trust is allowed to exist under New York law ends.

PS-17

Holdings Information

        The Commodity Trust’s assets only consist of allocated gold bullion, gold credited to an unallocated gold account and, from time to time, cash, which will be used to pay expenses. Cash held by the Commodity Trust does not generate any income. The Commodity Trust does not hold any derivative instruments. Each share of the Commodity Trust represents a proportional interest, based on the total number of shares of the Commodity Trust outstanding, in the gold and any cash held by the Commodity Trust, less the Commodity Trust’s liabilities (which include accrued but unpaid fees and expenses).

        According to www.streettracksgoldshares.com, as of November 28, 2006, the amount of gold owned by the Commodity Trust, including gold receivable, was 13,674,549.41 ounces with a market value of $8,707,802,263.26, based on the London PM Fix on such day, and 137,800,000 shares were outstanding.

Historical Performance of the Commodity Trust

        We will provide historical price information with respect to the shares of the Commodity Trust in the relevant terms supplement. You should not take any such historical prices as an indication of future performance.

Hypothetical Returns on Your Notes

        The relevant terms supplement may include a table, chart or graph showing various hypothetical returns on your notes based on a range of hypothetical Final Share Prices, as compared to the Initial Share Price, and various key assumptions shown in the relevant terms supplement, in each case assuming the notes are held from the issuance date to maturity, or until they are automatically called upon the occurrence of a Knock-Out Event, if applicable.

        Any table, chart or graph showing hypothetical returns will be provided for purposes of illustration only. It should not be viewed as an indication or prediction of future investment results. Rather, it is intended merely to illustrate the impact that various hypothetical market prices of the shares of the Commodity Trust on the scheduled Valuation Date(s) could have on the hypothetical returns on your notes, if held to maturity or until they are automatically called upon the occurrence of a Knock-Out Event, if applicable, calculated in the manner described in the relevant terms supplement and assuming all other variables remained constant. Any payments at maturity listed in the relevant terms supplement will be entirely hypothetical. They will be based on Final Share Prices that may vary and on assumptions that may prove to be erroneous.

        The return on your notes may bear little relation to, and may be such less than, the return that you might achieve were you to invest in the shares of the Commodity Trust or the Underlying Asset directly. In addition, an investment in the shares of the Commodity Trust is likely to have tax consequences that are different from an investment in your notes.

        We describe various risk factors that may affect the value of your notes, and the unpredictable nature of that value, under “Risk Factors” above.

Disclaimer

        The shares of the Commodity Trust are neither interest in nor obligations of the Sponsor, the Trustee or the Marketing Agent. The notes are not sponsored, endorsed, sold, or promoted by the Sponsor, the Trustee or State Street Global Markets, LLC (the “Marketing Agent”). The Sponsor, the Trustee or the Marketing Agent makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. Neither the Sponsor, the Trustee nor the Marketing Agent has any obligation or liability in connection with the operation, marketing, trading or sale of the notes.

PS-18

THE GOLD BULLION MARKET

        We have derived all information contained in this product supplement no. 57-I regarding the Underlying Asset from publicly available information. The value of gold is based on the spot price for an ounce of gold calculated, published and disseminated daily by various financial information providers. Current spot prices are also generally available with bid/ask spreads from gold bullion dealers.

        The global trade in gold consists of over-the-counter (“OTC”) transactions in spot, forwards, and options and other derivatives, together with exchange-traded futures and options.

Global Over-The-Counter Market

        The OTC market trades on a 24-hour per day continuous basis and accounts for most global gold trading. Market makers, as well as others in the OTC market, trade with each other and with their clients on a principal-to-principal basis. The main centers of the OTC market are London, New York and Zurich. Mining companies, central banks, manufacturers of jewelry and industrial products, together with investors and speculators, tend to transact their business through one of these market centers. Centers such as Dubai and several cities in the Far East also transact substantial OTC market business, typically involving jewelry and small bars (1 kilogram or less).

        In the OTC market, the standard size of gold trades between market makers ranges between 5,000 and 10,000 ounces. Bid-offer spreads are typically 50 US cents per ounce. Certain dealers are willing to offer clients competitive prices for much larger volumes, including trades over 100,000 ounces, although this will vary according to the dealer, the client and market conditions, as transaction costs in the OTC market are negotiable between the parties and therefore vary widely. Cost indicators can be obtained from various information service providers as well as dealers.

        Liquidity in the OTC market can vary from time to time during the course of the 24-hour trading day. Fluctuations in liquidity are reflected in adjustments to dealing spreads – the differential between a dealer’s “buy” and “sell” prices. The period of greatest liquidity in the gold market generally occurs at the time of day when trading in the European time zones overlaps with trading in the United States, which is when OTC market trading in London, New York and other centers coincides with futures and options trading on the COMEX division of the New York Mercantile Exchange. This period lasts for approximately four hours each New York business day morning.

The London Gold Bullion Market

        The London gold bullion market is the principal global clearing center for over-the-counter gold bullion transactions, including transactions in spot, forward and options contracts, together with exchange-traded futures and options and other derivatives. The principal representative body of the London gold bullion market is the LBMA. The LBMA, which was formally incorporated in 1987, is a self-regulatory association currently comprised of 60 members, of which 9 are market-making members, plus a number of associate members around the world.

        Twice daily during London trading hours, at 10:30 a.m. and 3:00 p.m., there is a “fixing” which provides reference gold prices for that day’s trading. Formal participation in the London gold fixing is traditionally limited to five market-making members of the LBMA.

        Clients place orders with the dealing rooms of fixing members, who net all orders before communicating their interest to their representatives at the fixing. Orders may be changed at any time during these proceedings. Prices are adjusted to reflect whether there are more buyers or sellers at a given price until supply and demand are balanced, at which time the price is declared fixed. All fixing orders are then fulfilled at this price, which is communicated to the market through various media. There are no price limits applicable to LBMA contracts and, consequently, prices could decline without limitation over a period of time.

PS-19

Futures Exchanges

        The most significant gold futures exchanges are the COMEX division of the New York Mercantile Exchange and the Tokyo Commodity Exchange (“TOCOM”). The COMEX division of the New York Mercantile Exchange is the largest exchange in the world for trading precious metals futures and options and has been trading gold since 1974. The TOCOM has been trading gold since 1982. Trading on these exchanges is based on fixed delivery dates and transaction sizes for the futures and options contracts traded. Trading costs are negotiable. As a matter of practice, only a small percentage of the futures market turnover ever comes to physical delivery of the gold represented by the contracts traded. Both exchanges permit trading on margin. Margin trading can add to the speculative risk involved given the potential for margin calls if the price moves against the contract holder. The COMEX division of the New York Mercantile Exchange operates through a central clearance system. On June 6, 2003, TOCOM adopted a similar clearance system. In each case, the exchange acts as a counterparty for each member for clearing purposes.

PS-20

GENERAL TERMS OF NOTES

Calculation Agent

        J.P. Morgan Securities Inc. will act as the calculation agent. The calculation agent will determine, among other things, the Initial Share Price; the price of the shares of the Commodity Trust quoted on the Relevant Exchange or the closing price of the shares of the Commodity Trust on the Relevant Exchange, as applicable, in each case during the Monitoring Period for purposes of determining the applicable Participation Rate and whether a Knock-Out Event has occurred; the Share Adjustment Factor and anti-dilution adjustments, if any; the Final Share Price; the Share Return; the applicable Participation Rate; if applicable, the Additional Amount that we will pay you at maturity or upon an automatic call; whether a Knock-Out Event has occurred; and, if the notes bear coupons, the amount of coupons payable, if any, on any Coupon Payment Date. In addition, the calculation agent will determine whether there has been a market disruption event and, if the notes bear coupons, whether a day is a Coupon Payment Date. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of the relevant terms supplement without your consent and without notifying you.

        The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity, if any, or upon automatic call, if applicable, and each Coupon Payment Date, if applicable, on or prior to 11:00 a.m. on the business day preceding the maturity date or redemption date, if applicable, and each Coupon Payment Date, if applicable.

        All calculations with respect to the Initial Share Price, the price of the shares of the Commodity Trust quoted on the Relevant Exchange or the closing price of the shares of the Commodity Trust on the Relevant Exchange, as applicable, the Final Share Price, or the Share Return will be rounded to the nearest one ten-thousandth, with five one hundred-thousandth rounded upward (e.g., .87645 would be rounded to .8765); all dollar amounts related to determination of the Additional Amount payable at maturity or upon an automatic call, if applicable, per $1,000 principal amount note, will be rounded to the nearest one ten-thousandth, with five one hundred-thousandths rounded upward (e.g., ..76545 would be rounded up to .7655); and all dollar amounts paid, if any, on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Events

        Certain events may prevent the calculation agent from calculating the closing price of a share of the Commodity Trust on any Valuation Date and consequently the Share Return and, if applicable, the Additional Amount that we will pay you at maturity if the notes are not automatically called. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to these events individually as “market disruption event”.

        With respect to the Commodity Trust (or any successor commodity trust or other security for which a closing price must be determined), a “market disruption event,” unless otherwise specified in the relevant terms supplement, means:

(1)(A) the occurrence or existence of a suspension, absence or material limitation of trading of the shares of the Commodity Trust (or such successor commodity trust or such other security) on the primary market for such shares (or such successor commodity trust or such other security) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market;

PS-21

(B) a breakdown or failure in the price and trade reporting systems of the primary market for the shares of the Commodity Trust (or such successor commodity trust or such other security) as a result of which the reported trading prices for such shares (or such successor commodity trust or such other security) during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or

(C) the occurrence or existence of a suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the shares of the Commodity Trust (or such successor commodity trust or such other security), if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case, as determined by the calculation agent in its sole discretion; or

(2) the occurrence or existence of a suspension, absence or material limitation of trading in the Underlying Asset (or the underlying asset related to the successor commodity trust) on the Relevant Exchanges of spot, futures or options contracts relating to the Underlying Asset (or the underlying asset related to the successor commodity trust), in each case as determined by the calculation agent in its sole discretion; and

(3) the failure of announcement or publication of the London PM Fix price for the reference gold price; and

in each case, a determination by the calculation agent in its sole discretion that any event described in clauses (1), (2) and (3) materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the notes.

        The “reference gold price” means the fixing price per troy ounce of gold, stated in U.S. dollars, as calculated by the LBMA and displayed on the Reuters Page GOFO under the Lon (GMT) Fixings heading and to the right of the caption “PM” at approximately 3:00 pm., London time.

        For the purpose of determining whether a market disruption event has occurred:

(1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market;

(2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a market disruption event;

(3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

(4) a suspension of trading in futures or options contracts on the Underlying Asset or shares of the Commodity Trust (or such successor commodity trust or such other security) by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts, will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Underlying Asset (or the underlying asset related to the successor commodity trust) or the shares of the Commodity Trust (or such successor commodity trust or such other security); and

(5) a suspension, absence or material limitation of trading on any Relevant Exchange or on the primary market on which futures or options contracts related to the Underlying Asset (or the underlying asset related to the successor commodity trust) or the shares of the Commodity Trust (or such successor commodity trust or such other security) are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

PS-22

Anti-Dilution Adjustments

        Share Splits and Reverse Share Splits

        If the shares of the Commodity Trust are subject to a share split or reverse share split, then once such split has become effective, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the product of:

•	the prior Share Adjustment Factor, and
•	the number of shares which a holder of one share of the Commodity Trust before the effective date of the share split or reverse share split would have owned or been entitled to receive immediate following the applicable effective date.

        The calculation agent will be solely responsible for the determination and calculation of any adjustments to the Share Adjustment Factor and of any related determinations and calculations, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

        The calculation agent will provide information as to any adjustments to the Share Adjustment Factor upon written request by any investor in the notes.

Alternate Calculation of Price and Closing Price

        If the Commodity Trust (or a successor commodity trust (as defined herein) to the Commodity Trust) is de-listed from the NYSE (or any other Relevant Exchange), liquidated or otherwise terminated, the calculation agent will substitute an exchange traded fund that the calculation agent determines, in its sole discretion, is comparable to the discontinued Commodity Trust (or such successor commodity trust)(such trust being referred to herein as a “successor commodity trust”). If the Commodity Trust (or such successor commodity trust) is de-listed, liquidated or otherwise terminated and the calculation agent determines that no successor commodity trust is available, then the calculation agent will, in its sole discretion, calculate the appropriate price or closing price, as applicable, of the shares of the Commodity Trust by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Commodity Trust. If a successor commodity trust is selected or the calculation agent calculates a price or closing price, as applicable, by a computation methodology that the calculation determines will as closely as reasonably possible replicate the Commodity Trust, that successor commodity trust or price or closing price, as applicable will be substituted for the Commodity Trust (or such successor commodity trust) for all purposes of the notes.

        If at any time:

•	the Underlying Asset (or the underlying asset related to a successor commodity trust) is changed in a material respect, or
•	the Commodity Trust (or a successor commodity trust) in any other way is modified so that it does not, in the opinion of the calculation agent, fairly represent the price of the shares of the Commodity Trust (or such successor commodity trust) had those changes or modifications not been made, then, from and after that time, the calculation agent will make those calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a price or closing price, as applicable, of an exchange traded fund comparable to the Commodity Trust (or such successor commodity trust), as if those changes or modifications had not been made, and calculate the price or closing price with reference to the shares of the Commodity Trust (or such successor commodity trust), as adjusted. The calculation agent also may determine that no adjustment is required by the modification of the method of calculation.

        The calculation agent will be solely responsible for the method of calculating the price or closing price, as applicable, of the shares of the Commodity Trust (or any successor commodity trust), and of

PS-23

any related determinations and calculations, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

        The calculation agent will provide information as to the method of calculating the price or closing price, as applicable, of the shares of the Commodity Trust (or such successor commodity trust) upon written request by any investor in the notes.

Events of Default; Alternate Additional Amount Calculation in Case of an Event of Default

        Under the heading “Description of Debt Securities — Events of Default, Waiver, Debt Securities in Foreign Currencies” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

        Unless otherwise specified in the relevant terms supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per $1,000 principal amount note upon any acceleration of the notes shall be determined by the calculation agent and shall be an amount in cash equal to the amount payable at maturity per $1,000 principal amount note as described under the heading “Description of Notes — Payment at Maturity,” calculated as if the date of acceleration were the final Valuation Date. If the notes have more than one Valuation Date, then for each Valuation Date scheduled to occur after the date of acceleration, the trading days immediately preceding the date of acceleration (in such number equal to the number of Valuation Dates in excess of one) shall be the corresponding Valuation Dates, unless otherwise specified in the relevant terms supplement. Upon any acceleration of the notes, any coupons will be calculated on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed from and including the previous Coupon Payment Date for which coupons was paid.

        If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

        Under the heading “Description of Debt Securities — Modification of the Indenture; Waiver of Compliance” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

        The provisions described in the accompanying prospectus under the heading “Description of Debt Securities — Discharge, Defeasance and Covenant Defeasance” are not applicable to the notes, unless otherwise specified in the relevant terms supplement.

Listing

        The notes will not be listed on any securities exchange, unless otherwise specified in the relevant terms supplement.

Book-Entry Only Issuance — The Depository Trust Company

        The Depository Trust Company, or DTC, will act as securities depositary for the notes. The notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Forms of Notes” and “The Depositary.”

PS-24

Registrar, Transfer Agent and Paying Agent

        Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the principal corporate trust office of The Bank of New York (“BONY”) in The City of New York.

        BONY or one of its affiliates will act as registrar and transfer agent for the notes. BONY will also act as paying agent and may designate additional paying agents.

        Registration of transfers of the notes will be effected without charge by or on behalf of BONY, but upon payment (with the giving of such indemnity as BONY may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

        The notes will be governed by and interpreted in accordance with the laws of the State of New York.

PS-25

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of the material United States federal income tax consequences of the purchase, ownership, and disposition of notes as of the date of this product supplement no. 57-I. If any information in the accompanying prospectus supplement or prospectus is inconsistent with this product supplement no. 57-I, you should rely on the information in this product supplement no. 57-I. If any information in the relevant terms supplement is inconsistent with this product supplement no. 57-I, you should rely on the information in the relevant terms supplement. The relevant terms supplement may also add, update or change information contained in this product supplement no. 57-I.

        Except where noted, this summary deals only with a note held as a capital asset by a United States holder who purchases the note on original issue at its initial offering price and it does not deal with special situations. For example, except where noted, this summary does not address:

•	tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, pass-through entities, tax-exempt entities or insurance companies;
•	tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;
•	tax consequences to holders of notes whose “functional currency” is not the U.S. dollar;
•	alternative minimum tax consequences, if any; or
•	any state, local or foreign tax consequences.

        If a partnership holds our notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisors.

        The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date of this product supplement no. 57-I. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

        The United States federal income tax treatment of securities such as the notes is not clear. If you are considering the purchase of notes, you should consult your own tax advisors concerning the federal income tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

United States holders

        The following discussion will apply to you if you are a United States holder of notes.

        For purposes of this discussion, a United States holder is a beneficial owner of a note that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;
•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;
•	an estate the income of which is subject to United States federal income taxation regardless of its source; or
•	a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons has the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

PS-26

        A non-United States holder is a beneficial owner (other than a partnership) of notes that is not a United States holder.

General

        No statutory, judicial or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for United States federal income tax purposes. As a result, significant aspects of the United States federal income tax consequences of an investment in the notes are not certain. No ruling is being requested from the Internal Revenue Service with respect to the notes and no assurance can be given that the Internal Revenue Service will agree with the treatment described herein. We intend to treat and by purchasing a note, for all tax purposes you agree to treat the notes as cash-settled financial contracts giving rise to capital gain or loss, rather than as debt instruments. Except where noted, the remainder of this discussion assumes that this treatment is correct, although no assurance is given in this regard.

Coupon payments

        There is no direct authority addressing the treatment of the coupon payments under current law, and such treatment is unclear. Such coupon payments will not constitute interest income for United States federal income tax purposes, but may in whole or in part constitute other periodic income payments to you when received or accrued, in accordance with your method of tax accounting. To the extent we are required to file information returns with respect to the coupon payments, we intend to report such payments as taxable income to you. You should consult your own tax advisor concerning the treatment of the coupon payments, including the possibility that any such payment may be treated in whole or in part for United States federal income tax purposes as interest, a payment analogous to an option premium, a purchase price adjustment or rebate rather than being includible in income as other periodic income on a current basis. The treatment of the coupon payments could affect your tax basis in the notes or your amount realized upon the sale or disposition of the notes or upon settlement or maturity of the notes. See “— Sale, exchange or other disposition or cash settlement upon maturity.”

Sale, exchange or other disposition, or cash settlement upon maturity

Upon a sale, exchange or other disposition, or payment upon cash settlement at maturity of a note, you will recognize gain or loss equal to the difference between the amount of cash received and your basis in the note. The gain or loss will be treated as capital gain or loss. If you are an individual and have held the note for more than one year, such capital gain will be subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. Your basis in the note will generally equal your cost of such note. Coupon payments, if any, received by you but not includible in your income should reduce your tax basis in the note. See “— Coupon payments.”

Alternative characterizations

        There can be no assurance that the Internal Revenue Service will agree with the foregoing treatment of the notes, and it is possible that the Internal Revenue Service could assert another treatment and a court could agree with such assertion. For instance, it is possible that the Internal Revenue Service could seek to apply the regulations governing contingent payment debt obligations, in particular because the notes in form are debt instruments. Those regulations would require you to accrue interest income at a market rate, notwithstanding the coupon payments actually made, and generally would characterize gain or, to some extent, loss as ordinary rather than capital. The Internal Revenue Service could also assert other characterizations that could affect the timing, amount and character of income or deductions.

PS-27

Non-United States holders

        The following discussion is a summary of the material United States federal tax consequences that will apply to you if you are a non-United States holder of notes.

        Special rules may apply to you if you are a controlled foreign corporation, passive foreign investment company, a corporation that accumulates earnings to avoid United States federal income tax, or an individual who is a United States expatriate and therefore subject to special treatment under the Code. Also, as discussed above, alternative characterizations of a note for United States federal income tax purposes are possible, which could result in the imposition of United States federal income or withholding tax on the sale, exchange, other disposition or payment of a note. You should consult your own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to you.

United States federal withholding tax

        We will generally withhold tax at a 30% rate on coupon payments paid on the notes unless such rate is reduced or eliminated by an “other income” or similar provision of an applicable United States income tax treaty, provided the relevant certification requirements are satisfied. However, coupon payments that are effectively connected with your conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to your United States permanent establishment, are not subject to the withholding tax, provided the relevant certification requirements are satisfied, but instead are subject to United States federal income tax, as described below.

        Based on the treatment of the notes described above, you should not be subject to United States federal withholding tax for payments on any sale, exchange or other disposition or on payments (other than coupon payments) received at maturity in respect of the notes.

United States federal income tax

        Based on the treatment of the notes described above, any gain or income realized upon the sale, exchange or other disposition or on payments received at maturity in respect of a note generally will not be subject to United States federal income tax unless (i) the gain or income is effectively connected with a trade or business in the United States of a non-United States holder or (ii) in the case of a non-United States holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition or on payments received at maturity in respect of a note, and certain other conditions are met.

United States federal estate tax

        If you are an individual non-United States holder of notes, notes held by you at the time of death may be included in your gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information reporting and backup withholding

        If you are a United States holder of notes, information reporting requirements will generally apply to all payments (including coupon payments) received by you or upon the sale, exchange or other disposition of a note, unless you are an exempt recipient such as a corporation. Backup withholding tax will apply to those payments if you fail to provide a taxpayer identification number, a certification of exempt status, or if you fail to comply with applicable certification requirements.

        If you are a non-United States holder of notes, we must report annually to the Internal Revenue Service and to you the amount of all payments paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such coupon payments and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. In general, you will not be subject to backup

PS-28

withholding with respect to payments we make to you provided that we do not have actual knowledge or reason to know that you are a United States holder and you provide your name and address on an IRS Form W-8BEN and certify, under penalties of perjury, that you are not a United States holder. Alternative documentation may be applicable in some situations. Special certification rules apply to holders that are pass-through entities. In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding regarding the proceeds of the sale of a note made within the United States or conducted through United States-related financial intermediaries, unless the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States holder, or you otherwise establish an exemption.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

PS-29

UNDERWRITING

        Under the terms and subject to the conditions contained in the Master Agency Agreement entered into between JPMorgan Chase & Co. and J.P. Morgan Securities Inc. as agent (an “Agent” or “JPMSI”), and certain other agents that may be party to the Master Agency Agreement from time to time (each an “Agent” and collectively with JPMSI, the “Agents”), each Agent participating in an offering of notes, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of notes set forth on the cover page of the relevant terms supplement. Each such Agent proposes initially to offer the notes directly to the public at the public offering price set forth on the cover page of the relevant terms supplement. JPMSI will allow a concession to other dealers, or we may pay other fees, in the amount set forth on the cover page of the relevant terms supplement. After the initial offering of the notes, the Agents may vary the offering price and other selling terms from time to time.

        We own, directly or indirectly, all of the outstanding equity securities of JPMSI. The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the Conduct Rules of the NASD regarding an NASD member firm’s underwriting of securities of an affiliate. In accordance with Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior approval of the customer.

        JPMSI or another Agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

        In order to facilitate the offering of the notes, JPMSI may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, JPMSI may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. JPMSI must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if JPMSI is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, JPMSI may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. JPMSI is not required to engage in these activities, and may end any of these activities at any time.

        No action has been or will be taken by us, JPMSI or any dealer that would permit a public offering of the notes or possession or distribution of this product supplement no. 57-I or the accompanying prospectus supplement, prospectus or terms supplement, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this product supplement no. 57-I or the accompanying prospectus supplement, prospectus or terms supplement or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

        Each Agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this product supplement no. 57-I and the accompanying prospectus supplement, prospectus and terms supplement and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

PS-30

        The notes are not and will not be authorized by the Comisión Nacional de Valores for public offer in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

        The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” — the CVM and accordingly, the notes may not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federative Republic of Brazil in an offering that can be construed as a public offering under CVM Instruction n° 400, dated December 29, 2003, as amended from time to time.

        The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this product supplement no. 57-I or the accompanying prospectus supplement, prospectus or terms supplement, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

        The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. Each Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

        The notes have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This product supplement no. 57-I and the accompanying prospectus supplement, prospectus and terms supplement may not be publicly distributed in the United Mexican States.

        Neither this product supplement no. 57-I nor the accompanying prospectus supplement, prospectus or terms supplement has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this product supplement no. 57-I, the accompanying prospectus supplement, prospectus or terms supplement, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Unless otherwise specified in the applicable terms supplement, the settlement date for the notes will be the third business day following the pricing date (which is referred to as a “T+3“ settlement cycle).

PS-31

BENEFIT PLAN INVESTOR CONSIDERATIONS

        A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plans’ particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

        Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in coupons” under ERISA or “disqualified persons” under the Code (“Parties in Interest”) with respect to such Plans. As a result of our business, we are a Party in Interest with respect to many Plans. Where we are a Party in Interest with respect to a Plan (either directly or by reason of ownership of our subsidiaries), the purchase and holding of the notes by or on behalf of the Plan would be a prohibited transaction under Section 406 of ERISA and Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

        Accordingly, the notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under Prohibited Transaction Class Exemption (“PTCE”) 96-23, 95-60, 91-38, 90-1 or 84-14 issued by the U.S. Department of Labor, the statutory exemptions under Section 408(b)(17) of ERISA and Section 4975(d)(20) are available, or there was some other basis on which the purchase and holding of the notes is not prohibited. Each purchaser or holder of the notes or any coupons therein will be deemed to have represented by its purchase of the notes that (a) its purchase and holding of the notes is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

        Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or documents (“Similar Laws”). Accordingly, each purchaser or holder of the notes shall be required to represent (and deemed to constitute a representation) that such purchase and holding is not prohibited under applicable Similar Laws or rules.

        Due to the complexity of the applicable rules, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief.

        Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase and holding of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any notes to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

PS-32